CERTAIN PROVISIONS OR TERMS INDICATED BY THREE ASTERISKS IN BRACKETS [***] HAVE BEEN OMITTED FROM THIS DOCUMENT BECAUSE THIS INFORMATION IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

GEN DIGITAL INC.

EXECUTIVE SEVERANCE AND RETENTION PLAN
(as amended and restated on November 3, 2025)
This Executive Severance and Retention Plan (the “Plan”), as amended and restated, applies to three groups of beneficiaries: (i) the executives of Gen Digital Inc. (the “Company”) who hold positions designated as Group 1 beneficiaries on Exhibit A attached hereto, plus any other additional positions added to Group 1 as approved by the Company’s Compensation and Leadership Development Committee of the Board (“CLDC”) (collectively, “Group 1” beneficiaries); plus (ii) the executives of the Company who hold positions designated as Group 2 beneficiaries on Exhibit A attached hereto and any other employees who are part of the core team of the Chief Executive Officer of the Company (the “CEO”) and are designated as Group 2 beneficiaries as approved by the CEO with the CLDC being informed of any such additions (collectively, “Group 2” beneficiaries); plus (iii) without duplication of those designated as Group 2 beneficiaries under clause (ii) above, all employees of the Company who are at the Vice President level plus any other employees who are designated as Group 3 beneficiaries as approved by the CEO (collectively “Group 3” beneficiaries); provided, in each case, that the applicable Group 1, Group 2, or Group 3 beneficiary meets the Eligibility Requirements set forth below (the Group 1, Group 2 and Group 3 beneficiaries are collectively defined as the “Eligible Employees”).
For purposes of the Plan, the term “Company” shall include any direct or indirect subsidiary of Gen Digital Inc. of which an Eligible Employee is an employee. This Plan is intended to supersede and replace the Company’s Executive Severance Plan and the Company’s Executive Retention Plan in their entirety. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be and will be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA, and is intended to be exempt from the reporting and disclosure requirements of ERISA as an unfunded welfare plan for a select group of management or highly compensated employees.
1.Eligibility for Participation.
(a)This plan makes severance benefits available only to Eligible Employees who meet the following criteria (collectively, the “Eligibility Requirements”):

(i)Those who have been continuously employed by the Company since becoming an Eligible Employee; and
(ii)experience a Qualifying Termination, CIC Qualifying Termination, or Retirement as applicable, as defined below; and
(iii)did not terminate employment because of death, or disability, and
(iv)are not entitled to severance or similar benefits under any other plan, fund, program, policy, arrangement, or individualized written agreement providing for severance benefits that is sponsored or funded by the Company; and
(v)have complied with and continue to comply with the terms and conditions of the Confidentiality and Intellectual Property Agreement, and all applicable Company policies, including but not limited to the Code of Conduct.
2.Severance Benefits.
(a)Qualifying Termination
If an Eligible Employee experiences a Qualifying Termination, then the Company will provide to such Eligible Employee the following severance benefits ONLY if the Eligible Employee signs, submits and does not revoke the Release of Claims (as defined below), which will be provided no later than five business days following the Eligible Employee’s termination of employment:
(i)Severance Pay. The Company will provide cash severance pay in an amount equal to the Eligible Employee’s Qualifying Termination Amount.
(ii)Executive Annual Incentive Plan Payout. The Company shall make an additional cash payment to Eligible Employees in an amount equal to the Qualifying Termination EAIP Amount. To the extent any such amount is to be prorated, such proration shall be based on a fraction (x) the numerator of which is the number of full months of service actually served by the Eligible Employee during the fiscal year in which the termination of employment occurs and (y) the denominator of which is twelve (12). Any payments made under this paragraph shall be subject to all terms and conditions of the EAIP then in effect.
(iii)Outplacement Benefits. The Company will provide Eligible Employees with six months of outplacement services selected in the Company’s discretion, including counseling and guidance, to assist in securing subsequent employment.
(iv)Insurance Benefits. If an Eligible Employee timely elects COBRA health continuation coverage following a termination of employment, the Company shall pay to such Eligible Employee an additional cash amount equal to twenty-four (24) (in the case of Group 1 employees), twelve (12) (in the case of Group 2 employees), and six (6) (in the case of Group 3 employees), in each case, multiplied by the monthly COBRA premium in effect for such Eligible Employee to continue their coverage under the

Company’s group health plans at the same level of coverage they were receiving immediately prior to such termination of employment.
(v)Acceleration of Performance Based RSUs. All performance based Equity Compensation Awards granted by the Company to such Eligible Employee shall become vested on a prorated basis, and such proration shall be based on a fraction (x) the numerator of which is the number of full days of service actually served by the Eligible Employee during the Performance Period and (y) the denominator of which is the number of total days of the Performance Period as set forth in the applicable agreement; provided that the vesting acceleration level for any such performance-based restricted stock units granted to an Eligible Employee shall be 100% of target performance as set forth in the applicable agreement or appendix underlying such restricted stock unit. For the avoidance of doubt, all unvested time-based restricted stock units shall be forfeited.
(b)CIC Qualifying Termination
(i)If an Eligible Employee experiences a CIC Qualifying Termination, then the Company will provide to such Eligible Employee the following severance benefits ONLY if the Eligible Employee signs, submits and does not revoke the Release of Claims which will be provided no later than five business days following the Eligible Employee’s termination of employment.
(A)Severance Pay. The Company will provide cash severance pay in an amount equal to the CIC Qualifying Termination Amount.
(B)Executive Annual Incentive Plan Payout. The Company shall make an additional cash payment to Eligible Employees in an amount equal to the CIC Qualifying Termination EAIP Amount.
(C)Acceleration of Equity Compensation Awards. All Equity Compensation Awards granted by the Company to such Eligible Employee shall become fully vested; provided that, vesting acceleration level for performance-based restricted stock units granted to an Eligible Employee shall be the higher of actual performance at the time of the CIC Qualifying Termination or 100% of target performance as set forth in the applicable agreement or appendix underlying such restricted stock unit.
(c)Any payments or provisions of severance pursuant to this Section 2 will be made in a single, lump-sum payment, less any and all applicable withholding amounts (including taxes), any amounts owed to the Company, and any legally required deductions. If payable, amounts provided pursuant to this Section 2 will be paid, and any stock unit awards will become vested, on the 61st calendar day following such termination giving rise to the right to such payment, subject to the Eligible Employee’s execution and non-revocation of the Release of Claims prior to such date. Following vesting in accordance with the provisions herein, all Company stock-based awards shall be settled at the time set forth in the applicable award agreement or plan governing such award (unless otherwise set forth herein).
3.Retirement Vesting Benefits.

(a)If an Eligible Employee experiences a Retirement, then the Company will provide to such Eligible Employee, the following retirement vesting benefits ONLY if the Eligible Employee signs, submits and does not revoke the Release of Claims which will be provided no later than ten business days following the Eligible Employee’s termination of employment.
(i)Restricted Stock Units (RSUs). For Group 1 and Group 2 beneficiaries, any outstanding time-based RSUs granted after the effective date of the Plan that are unvested as of the date of Retirement shall be deemed to vest on the original vesting dates applicable to such time-based RSUs as though the employee had remained employed with the Company through the original term of the underlying RSU.
(ii)Performance Stock Units (PSUs). For Group 1 beneficiaries only, any outstanding PSUs granted after the effective date of the Plan that are unvested as of the date of Retirement shall remain outstanding and shall vest at the conclusion of the performance period on a prorated basis, based on actual achievement of the applicable performance goals, on a prorated basis, and such proration shall be based on a fraction (x) the numerator of which is the number of full days of service actually served by the Eligible Employee during the Performance Period and (y) the denominator of which is the number of total days of the Performance Period as set forth in the applicable agreement.
(b)Eligibility for Retirement. For purposes of the Plan, an Eligible Employee that is either a Group 1 or Group 2 beneficiary shall be deemed to have retired (“Retirement”) if the following conditions are satisfied at the time of the employee’s termination of employment:
(i)The employee’s age plus years of credited service with the Company equals at least sixty-five (65); and
(ii)The employee has attained a minimum age of fifty-five (55); and
(iii)The employee has completed at least five (5) years of credited service with the Company; provided, however, that no portion of such five (5) years of credited service may be served with a predecessor or acquired company; and
(iv)The employee has provided at least six (6) months’ prior written notice to the Company with his or her intent to retire; and
(v)No fact or circumstance that could give rise to a termination of such Eligible Employee for Cause exists at either (i) the time the employee provides notice of an intent to retire or (ii) the time of such Eligible Employee’s termination of employment.
(c)Following deemed vesting in accordance with the provisions of this Section 3, all Company stock-based awards shall be settled at the time set forth in the applicable award agreement or plan governing such award.

4.Definitions.
(a)Unless defined elsewhere herein, for purposes of the Plan, the following shall have the meaning as set forth below:
(i)“Base Salary” means an Eligible Employees annual base salary in effect at the time of a termination of employment.
(ii)“Board” means the Company’s Board of Directors.
(iii)“Cause” means the occurrence of any or all of the following: (A) failure to perform, to the reasonable satisfaction of the Company, the Eligible Employee’s duties and/or responsibilities, as assigned or delegated by the Company; (B) commission of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud; (C) material breach of the terms of the Eligible Employee’s employment agreement, confidentiality and intellectual property agreement, any agreement containing non-competition, non-solicitation, or non-disparagement clauses, or any other agreement by and between the Eligible Employee and the Company; (D) commission of any act of dishonesty, misconduct or fraud in any way impacting the Company, its clients, or its affiliates; (E) any misconduct which brings the Company into disrepute, including conduct that injures or impairs the Company’s business prospects, reputation or standing in the community; and (F) violation of Company policies, including, without limitation, any violation of the Company’s Code of Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow the Eligible Employee a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (A), (C), or (F) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.
(iv)“Change in Control” means (A) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent of the total voting power of all its then outstanding voting securities, (B) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, C) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (D) individuals who, as of the date of adoption of this Plan, constitute the Board of Directors (this body, the “Board,” and these members constituting, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of adoption of this Plan, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board; provided that, in each cases (A)-(D) of this definition, a transaction or series of transactions shall only constitute a Change in Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii),

to the extent necessary to avoid taxes or penalties on any payment or benefit provided under the Plan.
(v)“Change in Control Protection Period” means the period commencing on the date of consummation of a Change in Control and ending on the date that is twelve (12) months immediately following the consummation of a Change in Control.
(vi)“CIC Qualifying Termination” means an “involuntary separation from service” within the meaning of Section 409A solely due to a termination of an Eligible Employee (A) with respect to Group 1 or Group 2 beneficiaries, by the Company without Cause or as a result of Constructive Termination or (B) with respect to Group 2 or Group 3 beneficiaries, by the Company without Cause, in each case, during the Change in Control Protection Period. For the avoidance of doubt, the termination of an Eligible Employee’s employment due to death or disability shall not constitute a CIC Qualifying Termination for purposes of this Plan.
(vii)“CIC Qualifying Termination Amount” means the applicable severance amount set forth on Exhibit B attached hereto.
(viii)“CIC Qualifying Termination EAIP Amount’ means the applicable bonus amount set forth on Exhibit B attached hereto.
(ix)“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(x)“Constructive Termination” means the occurrence of any of the following conditions with respect to a Group 1 or Group 2 beneficiary (as applicable), without the written consent of such beneficiary; provided, however, that with respect to each of the following, the applicable Eligible Employee must (A) within thirty (30) calendar days following its occurrence, deliver to the Company a written explanation specifying the specific basis for such Eligible Employee’s belief that the Eligible Employee is entitled to terminate such employment as a result of a Constructive Termination, (B) give the Company an opportunity to cure any of the following within thirty (30) calendar days following delivery of such explanation, and (C) provided the Company has failed to cure any of the foregoing within such thirty (30) day cure period, such Eligible Employee must resign employment with the Company (or any successor thereto) within ten (10) calendar days following expiration of such cure period:
(A)a material decrease in the Group 1 or Group 2 beneficiary’s base salary or target bonus, or a substantial reduction of other compensation and benefits, from that in effect immediately prior to the Change in Control;
(B)the relocation of a Group 1 or Group 2 beneficiary’s workplace for the Company to a location more than fifty (50) miles from the location of such beneficiary’s workplace prior to the Change in Control;
(C)the assignment of responsibilities and duties that are not the Substantive Functional Equivalent of the position which the Group

1 beneficiary occupied immediately preceding the Change in Control; or
(D)any material breach by the Company of the terms of this Plan.
(xi)“Equity Compensation Award” means any award of stock options, restricted stock, restricted stock units, stock appreciation rights or such other equity compensation award held by an Eligible Employee granted under an equity compensation plan of the Company, including, without limitation, the Company’s 2013 Equity Incentive Plan and any successor thereto and any equity compensation award assumed by the Company in prior acquisitions.
(xii)“Performance Period” means the performance period as defined in any applicable unvested performance-based Equity Compensation Award held by an Eligible Employee.
(xiii)“Qualifying Termination” means an “involuntary separation from service” within the meaning of Section 409A solely due to a termination of an Eligible Employee by the Employer without Cause other than during the Change in Control Protection Period; provided that, such involuntary separation from service shall not be deemed a Qualifying Termination if the applicable employee has been terminated due to the sale of a business, a part of a business, divestiture or spin-off, and offered employment in connection therewith upon terms and conditions substantially similar to those in effect immediately prior to such sale, divestiture or spin-off. For the avoidance of doubt, the termination of an Eligible Employee’s employment due to death or disability shall not constitute a Qualifying Termination for purposes of this Plan.
(xiv)“Qualifying Termination Amount” means the applicable severance amount set forth on Exhibit B attached hereto.
(xv)“Qualifying Termination EAIP Amount’ means the applicable bonus amount set forth on Exhibit B attached hereto.
(xvi)“Substantive Functional Equivalent” means an employment position occupied by a Group 1 [or Group 2] beneficiary after the Change in Control that:
(A)is in a substantive area of competence (such as accounting; engineering management; executive management; finance; human resources; marketing; sales and service; operations and manufacturing; etc.) that is consistent with such Group 1 beneficiary’s experience;
(B)requires a Group 1 beneficiary to serve in a role and perform duties that are functionally equivalent to those performed by the Group 1 beneficiary prior to the Change in Control; and
(C)does not otherwise constitute a material, adverse change in the Group 1 beneficiary’s responsibilities or duties, as measured against the Group 1 beneficiary’s responsibilities or duties prior to the Change in Control, in each case, causing it to be of materially lesser rank or responsibility.
Notwithstanding the foregoing, any change in role, responsibilities or duties that is solely attributable to the change in the Company’s status from that of an independent company to that of a subsidiary of the newly controlling entity shall not constitute a change in role, responsibilities or duties for purposes of claims (B) or (C) above.
(xvii)“Tenure Calculation” means 10 weeks plus 2 weeks for each full year of additional service.
5.Forfeiture of Benefits.
(a)Cessation of Benefits. All severance benefits provided under Section 2 hereof and retirement benefits provided under Section 3 hereof to an Eligible Employee under the Plan will cease immediately:
(i)Upon discovery by the Company that the Eligible Employee, while working as an employee of the Company, engaged in any activity that would have constituted Cause; or
(ii)Upon discovery by the Company that the Eligible Employee has violated the Eligible Employee’s employment agreement, confidentiality and intellectual property agreement, any agreement containing non-competition, non-solicitation, or non-disparagement clauses, or any other agreement by and between the Eligible Employee and the Company.
(b)Repayment of Benefits. The Company reserves the right to recover severance benefits provided under Section 2 hereof and retirement benefits provided under Section 3 hereof from an Eligible Employee if the Eligible Employee violates the Eligible Employee’s employment agreement, confidentiality and intellectual property agreement, any agreement containing non-competition, non-solicitation, or non-disparagement clauses, or any other agreement by and between the Eligible Employee and the Company, or such recovery is permitted under Section 15 of the Plan.
6.Plan Administration.
(a)The Plan will be administered by the CLDC (the “Plan Administrator”)
(b)The Plan Administrator will have full and complete authority to enforce the Plan in accordance with its terms and will have all powers necessary to accomplish that purpose,
(c)All decisions of the Plan Administrator based on the Plan and documents presented to it will be in the Plan Administrator’s sole discretion and will be final and binding upon all persons.
(d)In no event will the Company, the Plan Administrator, or any officer or director of the Company incur any liability for any act or failure to act with respect to the Plan.

7.No Employment Agreement.
(a)This Plan does not obligate the Company to continue to employ an Eligible Employee for any specific period, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Company and an Eligible Employee, the Company may assign an Eligible Employee to other duties, and either the Company or the Eligible Employee may terminate Eligible Employee’s employment at any time for any reason.
8.Release of Claims.
(a)Notwithstanding anything to the contrary in this Plan, the Eligible Employee shall not be entitled to any of the benefits under this Plan (including as incorporated into any applicable award agreement) unless the Eligible Employee has signed and satisfied all conditions to deliver an effective and non-revocable release of claims in a form satisfactory to the Company within sixty (60) calendar days following the Eligible Employee’s termination of employment (this instrument, the “Release of Claims”).
9.Deductions and Withholding.
(a)The Company may withhold or require payment of all applicable taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations.
10.Source of Benefits.
(a)The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA. All benefits payable under the Plan will be paid or provided by the Company from its general assets. The Plan is not intended to be a pension plan described in Section 3(2)(A) of ERISA.
11.Governing Law.
(a)This Plan shall be subject to, and governed by, the laws of the State of Arizona applicable to agreements made and to be performed entirely therein.
12.Dispute Resolution.
(a)In the event of any dispute, claim, question, or disagreement arising out of or relating to the Plan, the parties will use their best efforts to settle such dispute, claim, question, or disagreement. To this effect, they will consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.
(b)If the parties do not reach such a resolution within a period of 30 calendar days, then any such unresolved dispute or claim, upon notice by any party to the other, will be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association in effect at the time demand for arbitration is made by any such party. The parties will mutually agree upon a single arbitrator within 30 calendar days of such demand. In the event that the parties are unable to so agree within such 30-day period, then within the following 30-day period, one (1) arbitrator will be named by each party. A third arbitrator will be named by the two (2) arbitrators so chosen within 10 calendar days after the appointment of the first two (2) arbitrators. In the event that the third arbitrator is not agreed upon, he or she will be named by the American Arbitration Association. Arbitration will occur in the State of Arizona or such other location as may be mutually agreed to by the parties.
(c)The award made by all or a majority of the panel of arbitrators will be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that the Plan evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules will govern the interpretation, enforcement, and proceedings under this Section 12. Any provisional remedy that would be available from a court of law will be available from the arbitrators to the parties to the Plan pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.
(d)By agreeing to binding arbitration, an Eligible Employee must waive his or her right to a jury trial. The claims covered by this Section 12 include any statutory claims regarding an Eligible Employee’s employment or the termination of his or her employment, including claims regarding workplace discrimination.
13.Amendment or Termination.
(a)This Plan may be amended or terminated by the Board of Directors prior to a Change in Control and following the conclusion of the Change in Control Protection Period. This Plan may not be amended or terminated, nor may any Eligible Employee who was an Eligible Employee as of immediately prior to the Change in Control no longer be an Eligible Employee, in either case, during the Change in Control Protection Period. Notwithstanding the foregoing, no amendment or termination of this Plan shall reduce any Eligible Employee’s rights or benefits that have accrued and become payable under this Plan before such amendment or termination without the written consent of such Eligible Employee.
14.No Duplication of Benefits.
(a)Unless otherwise specified in writing by the Company, the Company does not intend to provide any Eligible Employee with benefits under both the Plan and any other severance, retention, change in control, or other plan or agreement sponsored by the Company. Therefore, any benefit provided under the Plan will be reduced by the amount of any similar benefit provided under any other severance, retention, change in control, or other plan or agreement sponsored by the Company. Any reduction made pursuant to this Section 14 will be made in a manner that complies with Section 409A of the Code.
15.Clawback.

(a)All amounts or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time, including, but not limited, to the Company’s Compensation Recoupment Policy. An Eligible Employee’s acceptance of amounts or benefits under the Plan will be deemed to constitute the Eligible Employee’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Eligible Employee, whether adopted prior to or following the Effective Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Eligible Employee’s agreement that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.
16.Section 280G.
(a)In the event that the benefits provided for in this Plan or otherwise payable to the Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then, the Eligible Employee’s benefits under this Plan shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Eligible Employee on an after-tax basis, of the greatest amount of benefits under this Plan, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and the Eligible Employee otherwise agree in writing, any determination required under this Section 16 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Eligible Employee and the Company for all purposes. For purposes of making the calculations required by this Section 16, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 16. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 16.
17.Section 409A.
(a)To the extent that (i) any payments to which the Eligible Employee becomes entitled under this Plan in connection with a separation from service constitute nonqualified deferred compensation subject to Section 409A of the Code, and (ii) the Eligible Employee is deemed at the time of the separation from service to be a specified employee (as such term is defined in U.S. Treasury Regulation 1.409A-1(i)), then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six-month period measured from the date of the Eligible Employee ‘s separation from service with the Company, or (B) the Eligible Employee ‘s date of death following such separation from service; provided, however, that such delay shall only be effected to the extent required to avoid adverse tax treatment to the Eligible Employee , including (without limitation) the additional twenty percent (20%) tax for which the Eligible Employee would otherwise be liable under Section 409A(a)(l)(B) in the absence of such delay. Upon the expiration of the applicable delay period, any payments which would have otherwise been made during that period in the absence of this paragraph shall be paid to the Eligible Employee or his or her beneficiary in one (1) lump sum (without interest). The provisions of this Plan are intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. If any provision of this Plan is subject to more than one (1) interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of U.S. Treasury Regulation 1.409A-2(b)(2).

EXHIBIT A
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EXHIBIT B

Eligible Employees	Qualifying Termination Amount	Qualifying Termination EAIP Amount	[CIC Qualifying Termination Amount]	CIC Qualifying Termination EAIP Amount
Group 1	Two (2) times Base Salary	Two (2) times annual bonus at 100% target	Two (2) times Base Salary	Two (2) time annual bonus at 100% target

[***]